Exhibit 3.321

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/06/2000
001611548 – 3326545

CERTIFICATE OF FORMATION

OF

ADCAST NORTH CAROLINA CABLE ADVERTISING, LLC

1.	Name: The name of the limited liability company (the “Company”) is AdCast North Carolina Cable Advertising, LLC.

2.	Registered Office; Registered Agent: The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company’s registered agent at such address is Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of AdCast North Carolina Cable Advertising, LLC, this 6th day of December, 2000.

/s/ Valerie Tyler
Printed Name: Valerie Tyler	Authorized Person